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                                                                    Exhibit 10.2


                 THIRD AMENDED AND RESTATED CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT was originally made as of the 1st day of January, 1993, was amended and restated as of the 1st day of January, 1999, was further amended and restated as of the 1st day of January, 2000, and is now further amended and restated as of the 4th day of May, 2000, by and between UNITED ASSET MANAGEMENT CORPORATION, a Delaware corporation, having its principal office at One International Place, Boston, Massachusetts 02110-2607 (the "Company") and DAVID I. RUSSELL (the "Consultant").

                                   WITNESSETH:

     WHEREAS, the Company desires to expand its operations in the United Kingdom and Continental Europe;

     WHEREAS, the Consultant possesses knowledge regarding certain European financial markets, and is familiar with the Company and its goals for expansion in the United Kingdom and Continental Europe;

     WHEREAS. The Company desires to retain the services of the Consultant to advise and assist the Company with research and negotiations regarding potential acquisition candidates of partners located in Europe;

     NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Consultant hereby agree as follows:

     1. TERM. The Company shall retain the Consultant to provide, and the Consultant shall provide, his services as described under Section 5 below (the "Services"), for a one-year period (the "Term"), with such Services to be performed as reasonably requested by the Company. The Term shall be automatically renewed for an additional Term of one year on December 31 of each year, unless earlier terminated by written notice by either party within 30 days of the end of each year.

     2. CONSULTING FEE. With the expectation that the Consultant shall perform services an average of 2 days per week during the Term, the Company shall pay the Consultant a consulting fee at the rate of $180,000 per year.


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     3.   EXPENSES. The Company shall reimburse the Consultant for office expenses incurred during the Term in accordance with applicable budgets approved by the Company's Board of Directors from time to time, and shall reimburse the Consultant for one-hundred (100%) of his reasonable travel and living expenses and other reasonable expenses actually incurred by him in connection with Services he is performing for the Company. Services and expenses shall be invoiced on a quarterly basis to the attention of the Company's Chief Financial Officer. Invoices for such services and expenses shall be paid by the Company within 30 days of actual receipt by the Company.

     4. TERMINATION. Either party may terminate this Agreement at any time upon 90 days' written notice to the other. In the event of any termination for any reason, the Consultant shall be paid consulting fees pro rated to the effective date of termination. All out-of-pocket expenses reasonably incurred up to the effective date of termination shall in such event also be reimbursed by the Company, and, in the event of a termination by the Company, all expenses (including rent, VAT, service charges and business rates) subsequently incurred under a Lease dated May 8, 1992 for office space at Clutha House, 10 Storey Gate, City of Westminster, and property and general liability insurance related to such office space, all as in existence on the date of this third amendment and restatement, through the earlier of the remainder of the term of such lease or March 24, 2002, provided that the Consultant shall use reasonable efforts to mitigate such expenses.

     5.   SCOPE OF WORK. It is agreed that the Consultant shall:

     (a) Attend meetings and contribute advice, guidance, knowledge, consultancy and direction regarding possible acquisition candidates or partners located in the United Kingdom and Continental Europe (the "European Candidates").

     (b)  Conduct research regarding the European Candidates.

     (c) Make initial contacts with the European Candidates in order to introduce the Company to the European Candidates and to learn more about them.

     (d)  Maintain a steady interaction with the European Candidates.

     (e) Assist with travel arrangements for Company travel relating to the European Candidates.

     (f)  Assist in negotiations with European Candidates.


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     (g)  Such other consulting or other services as the Company may reasonably request from time to time relating to the development of the Company's business in the United Kingdom and Continental Europe and such other locations as the Company and the Consultant agree.

     6. RELATIONSHIP BETWEEN CONSULTANT AND COMPANY. The relationship of the Consultant to the Company is that of an independent contractor, not that of an agent or employee, and each party hereto agrees that it shall not represent such relationship as being otherwise to third parties. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership, joint venture or lease between the Company and the Consultant. The Consultant shall not have the authority to bind the Company unless expressly authorized to do so in a particular instance by vote of the Company's Board of Directors.

     7. BINDING AGREEMENT; NO THIRD PARTY BENEFICIARIES. The terms, covenants, conditions, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns; however, the parties do not otherwise intend to benefit any third parties by the provisions of this Agreement.

     8. ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement between the parties hereto, and no prior oral or written, and no contemporaneous oral, representations or agreements between the parties with respect to the subject matter of this Agreement shall be of any force and effect. Any additions, amendments or modifications to this Agreement shall be of no force and effect unless in writing and signed by both the Consultant and the Company.

     9. GOVERNING LAW. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of The Commonwealth of Massachusetts applicable to contracts executed and wholly performed within such Commonwealth. In enforcing such governing laws and public policy, a court of competent jurisdiction shall afford all relief which a Massachusetts court would afford under the circumstances.


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    Executed as an instrument under seal as of the date first written above.

                                                CONSULTANT


                                                /s/ David I. Russell
                                                ----------------------------
                                                David I. Russell


                                                UNITED ASSET MANAGEMENT
                                                CORPORATION


                                                By: /s/ William H. Park
                                                    ----------------------------
                                                    William H. Park
                                                    Executive Vice President


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